Exhibit 99.1

Pacific Special Acquisition Corp. Ordinary Shares, Rights and Warrants

to Commence Separate Trading on October 29, 2015

NEW YORK and SHANGHAI, Oct. 27, 2015 /PRNewswire/ Pacific Special Acquisition Corp. ("Pacific" or the "Company") announced today that holders of the Company's units may elect to separately trade the ordinary shares, rights and warrants included in such units commencing on or about October 29, 2015.

The ordinary shares, rights and warrants will trade on the NASDAQ Capital Market ("NASDAQ") under the symbols PAAC, PAACR and PAACW, respectively.  Units not separated will continue to trade on NASDAQ under the symbol PAACU.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on October 14, 2015.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, 212-661-0200.

About Pacific

Pacific is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies that have their primary operations located in Asia, with an emphasis on China. Pacific is being sponsored by Zhengqi International Holding Limited, a subsidiary of Pacific Securities Co. Ltd.

Forward-Looking Statements

This press release includes "forward-looking statements" that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Pacific management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the Risk Factors section of Pacific's final prospectus for its offering filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Contact:

Pacific Special Acquisition Corp.
+1 (646) 512-5674 or +(86) 21-61376584

Zhouhong Peng
Chief Executive Officer
pengzh@tpyzq.com.cn

or

Yaqi Feng
Chief Operating Officer
sophief917@gmail.com

Source: Pacific